Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Mary Twinem – CFO

952.253.0731

Buffalo Wild Wings, Inc. Announces
Second Quarter Earnings per Share of $0.58 and
Quarterly Net Earnings Growth of 16.4%

Minneapolis, Minnesota, July 26, 2011 — Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the second quarter ended June 26, 2011. Highlights for the second quarter versus the same period a year ago were:

•                 Total revenue increased 26.4% to $184.1 million

•                 Company-owned restaurant sales grew 27.6% to $167.9 million

•                 Same-store sales increased 5.9% at company-owned restaurants and 2.7% at franchised restaurants

•                 Net earnings increased 16.4% to $10.7 million from $9.2 million, and earnings per diluted share increased 16.0% to $0.58 from $0.50

Sally Smith, President and Chief Executive Officer, commented, “The appeal of our brand is evident in the strong same-store sales we saw in the second quarter, with an increase of 5.9% at company-owned locations and 2.7% at franchised locations. Our same-store sales, combined with our unit growth, fueled the substantial increase in revenue of 26.4%. In May, we celebrated the opening of our first international location near Toronto. We’re entering numerous major markets this year, and we increased our presence across the United States with 18 additional locations in the second quarter. To ensure that we successfully launch our brand in these new markets we incurred year-over-year increases in preopening costs and general and administrative expenses. Net earnings grew by over 16% in the second quarter, providing value to our shareholders with earnings per diluted share of $0.58, even with these investments in our future.”

Total revenue increased 26.4% to $184.1 million in the second quarter compared to $145.7 million in the second quarter of 2010. Company-owned restaurant sales for the quarter increased

27.6% over the same period in 2010, to $167.9 million, driven by a company-owned same-store sales increase of 5.9% and 43 additional company-owned restaurants at the end of second quarter 2011 relative to the same period in 2010. Franchise royalties and fees increased 14.4% to $16.2 million versus $14.2 million in the second quarter of 2010. This increase is attributed to a franchise same-store sales increase of 2.7% and 45 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $47,970 for the second quarter of 2011 compared to $43,021 for the same quarter last year, an 11.5% increase. Franchised restaurants averaged $50,995 for the period versus $49,051 in the second quarter a year ago, a 4.0% increase.

For the second quarter, net earnings increased 16.4% to $10.7 million versus $9.2 million in the second quarter of 2010. Earnings per diluted share were $0.58, as compared to second quarter 2010 earnings per diluted share of $0.50.

2011 Outlook

Ms. Smith remarked, “Same-store sales remain impressive with an increase of 4.9% at company-owned and 3.0% at franchised locations to date in the third quarter. We join with our Guests in anticipation of the upcoming football season and Tablegating™ at Buffalo Wild Wings. Our restaurant teams are gearing up to deliver the great game day experience we’re known for. We’ll have an increased media presence throughout the third and fourth quarters and we have marketing and operations plans in place to engage our passionate Buffalo Wild Wings fans.”

Ms. Smith concluded, “We’re investing in our unit growth, particularly as we enter new markets. In the second half of 2011, we expect to open 29 company-owned restaurants in the United States and three in Canada and our franchisees should open about 37 locations, attaining our 13% unit growth goal for the year. Our net earnings growth for the first half of 2011 is over 29%, exceeding our stated annual goal of over 18% growth. With the strength of our bottom-line performance to date, the NFL season intact, and continuing same-store sales momentum, we should achieve net earnings growth of more than 20% for the year.”

Buffalo Wild Wings will be hosting a conference call today, July 26, 2011 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until August 2, 2011. To access this replay, please dial 1.858.384.5517 password 4454245.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 18 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-

media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 773 Buffalo Wild Wings locations across 45 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2011 and beyond, including but not limited to those relating to our second quarter sales trends and projected unit, revenue and net earnings growth rates for 2011 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, disruption to sports seasons, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Six months ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
Revenue:
Restaurant sales	$167,896	131,531	333,423	269,493
Franchise royalties and fees	16,205	14,170	32,828	28,479
Total revenue	184,101	145,701	366,251	297,972
Costs and expenses:
Restaurant operating costs:
Cost of sales	45,735	37,601	91,999	79,825
Labor	51,309	40,089	100,187	80,774
Operating	25,048	21,173	49,597	42,628
Occupancy	10,659	8,807	20,886	17,717
Depreciation and amortization	11,931	9,456	22,953	19,006
General and administrative (1)	18,766	12,929	35,058	24,955
Preopening	4,116	1,197	6,503	2,312
Loss on asset disposals and store closures	492	526	903	937
Total costs and expenses	168,056	131,778	328,086	268,154
Income from operations	16,045	13,923	38,165	29,818
Investment income (loss)	(152)	(156)	204	29
Earnings before income taxes	15,893	13,767	38,369	29,847
Income tax expense	5,220	4,601	12,835	10,120
Net earnings	$10,673	9,166	25,534	19,727
Earnings per common share — basic	$0.58	0.50	1.39	1.09
Earnings per common share — diluted	0.58	0.50	1.39	1.08
Weighted average shares outstanding — basic	18,330	18,167	18,318	18,157
Weighted average shares outstanding — diluted	18,401	18,234	18,389	18,230

(1) Includes stock-based compensation of $3,399, $1,313, $5,952, and $2,538, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
Revenue:
Restaurant sales	91.2%	90.3%	91.0%	90.4%
Franchising royalties and fees	8.8	9.7	9.0	9.6
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	27.2	28.6	27.6	29.6
Labor	30.6	30.5	30.0	30.0
Operating	14.9	16.1	14.9	15.8
Occupancy	6.3	6.7	6.3	6.6
Depreciation and amortization	6.5	6.5	6.3	6.4
General and administrative	10.2	8.9	9.6	8.4
Preopening	2.2	0.8	1.8	0.8
Loss on asset disposals and store closures	0.3	0.4	0.2	0.3
Total costs and expenses	91.3	90.4	89.6	90.0
Income from operations	8.7	9.6	10.4	10.0
Investment income (loss)	(0.1)	(0.1)	0.1	0.0
Earnings before income taxes	8.6	9.4	10.5	10.0
Income tax expense	2.8	3.2	3.5	3.4
Net earnings	5.8	6.3	7.0	6.6

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	June 26, 2011	December 26, 2010
Assets
Current assets:
Cash and cash equivalents	$37,836	15,309
Marketable securities	48,267	56,827
Accounts receivable — franchisees, net of allowance of $88 and $25	1,209	1,086
Accounts receivable — other	10,250	7,947
Inventory	4,344	4,158
Prepaid expenses	2,428	3,505
Refundable income taxes	834	6,366
Deferred income taxes	7,470	6,069
Restricted assets	32,731	32,937
Total current assets	145,369	134,204

Property and equipment, net	257,434	224,970
Other assets	13,286	9,937
Goodwill	12,192	11,246
Total assets	$428,281	380,357
Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,049	2,109
Accounts payable	24,681	17,632
Accrued compensation and benefits	20,261	19,324
Accrued expenses	6,449	5,696
Current portion of deferred lease credits	—	293
System-wide payables	32,943	34,062
Total current liabilities	86,383	79,116

Long-term liabilities:
Other liabilities	1,674	1,574
Deferred income taxes	31,638	24,557
Deferred lease credits, net of current portion	19,901	18,289
Total liabilities	139,596	123,536
Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,343,604 and 18,214,065 respectively	108,813	102,484
Retained earnings	179,881	154,346
Accumulated other comprehensive loss	(9)	(9)
Total stockholders’ equity	288,685	256,821
Total liabilities and stockholders’ equity	$428,281	380,357

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 26, 2011	June 27, 2010
Cash flows from operating activities:
Net earnings	$25,534	19,727
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	22,574	18,699
Amortization	379	307
Loss on asset disposals and store closures	904	847
Deferred lease credits	1,568	929
Deferred income taxes	4,795	(2,123)
Stock-based compensation	5,952	2,538
Excess tax benefit from stock issuance	(211)	(116)
Change in operating assets and liabilities:
Trading securities	(246)	(748)
Accounts receivable	(2,643)	124
Inventory	(186)	244
Prepaid expenses	1,077	967
Other assets	(1,534)	(312)
Unearned franchise fees	(60)	(347)
Accounts payable	4,072	2,472
Income taxes	5,743	1,014
Accrued expenses	2,525	(2,749)
Net cash provided by operating activities	70,243	41,473
Cash flows for investing activities:
Acquisition of property and equipment	(55,159)	(25,506)
Purchase of marketable securities	(54,790)	(61,114)
Proceeds of marketable securities	63,597	46,005
Net cash used in investing activities	(46,352)	(40,615)
Cash flows for financing activities:
Issuance of common stock	867	782
Tax payments for restricted stock units	(2,481)	(1,625)
Excess tax benefit from stock issuance	211	116
Net cash used in financing activities	(1,403)	(727)
Effect of exchange rate changes on cash and cash equivalents	39	—
Net increase in cash and cash equivalents	22,527	131
Cash and cash equivalents at beginning of period	15,309	9,580
Cash and cash equivalents at end of period	$37,836	9,711

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2011	263	277
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197
2007	140	145	148	161

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2011	488	492
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363
2007	299	301	313	332

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	3.9%	5.9%
2010	0.1%	(0.1)%	2.6%	(0.3)%	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	1.6%	2.7%
2010	0.7%	(0.7)%	0.3%	(1.1)%	(0.2)%
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	$48,845	47,970
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	$52,744	50,995
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901